 Exhibit 16.1

KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111

June 21, 2011

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Shelton Greater China Fund, formerly the Taiwan Greater China Fund and, under the date of February 28, 2011, we reported on the financial statements of the Taiwan Greater China Fund as of December 31, 2010 and for the fiscal years ended December 31, 2010 and 2009. On June 15, 2011, we were dismissed. We have read Shelton Greater China Fund’s statements included under Item 4.01 of its Form 8-K dated June 21, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with Shelton Greater China Fund’s statement that the decision to change independent registered public accounting firms was approved by the Audit committee of the Trust’s Board of Trustees (the “Board”) and ratified by the full Board.

Very truly yours,
/s/KPMG LLP

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.